Exhibit 4.13

AGREEMENT RELATING TO FRAMEWORK AGREEMENT AND SHIPMANAGEMENT AGREEMENTS

THIS AGREEMENT is dated on 2 November 2015 and made BETWEEN:

(1)	COSTAMARE SHIPPING COMPANY S.A., a corporation incorporated and existing under the laws of the Republic of Panama, with its registered office at Panama City, Panama (the Manager); and
(2)	COSTAMARE INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the Parent) for itself and as agent for each of its Subsidiaries (as such term is defined in the Framework Agreement (as such term is defined below)).

WHEREAS:

(A)	The Manager and the Parent have entered into a framework agreement dated 2 November 2015 as amended and/or supplemented from time to time (the Framework Agreement).
(B)	The Manager and V Ships Greece Ltd. of Par-La-Ville Place 14, Par-La Ville Road, Hamilton HM 08, Bermuda (V Ships) have entered into a co-operation agreement dated 7 January 2013 as amended and/or supplemented from time to time (the Co-operation Agreement), whereby they have agreed the terms upon which V Ships will (inter alia) provide shipmanagement services to certain of the Vessels (as such term is defined in the Framework Agreement).
(C)	Pursuant to clause 2.3 of the Framework Agreement, the parties thereto have agreed that the Manager has the right to appoint V Ships as a submanager without first obtaining the Parent’s consent.

NOW IT IS HEREBY AGREED as follows:

1	Terms defined in the Framework Agreement shall have the same meanings when used herein, unless otherwise defined in this Agreement.
2	In this Agreement, unless the contest otherwise requires:

Settlement Date means the first day on which banks are open for business in Greece falling immediately after the date that the Manager receives from V Ships a Surplus Profit.

Surplus Profit means the amount paid by V Ships to the Manager under the Co-operation Agreement as the profits generated by the Cell (as such term is defined in the Co-operation Agreement) provided however that if the amount to be paid by the Manager to V Ships under clause 26(a) of the Co-operation Agreement has not been taken into account in calculating such profit, then such amount payable by V Ships under clause 26(a) of the Co-operation Agreement shall be deducted from the amount to be paid by V Ships as profits generated by the Cell for the purposes of this definition and provided also that any payment by V Ships for breach of its obligation to pay certain part of the profits to the Manager shall constitute Surplus Profit.

3	In consideration of the Parent entering into the Framework Agreement, the Manager agrees on each Settlement Date falling after the date of this Agreement to

(a)	refund such part of any Management Fees already received by such Settlement Date; and/or
(b)	reduce any Management Fees to be received after such Settlement Date, by such amount,

as, in either case, is equal to the Surplus Profit the Manager has received by such Settlement Date, provided always that:

(i)	the Manager shall, to the extent possible, seek first under this clause 3 to make a refund of Management Fees before seeking to apply a reduction against future Management Fees; and
(ii)	the Manager shall not be asked under this clause to refund or reduce more than the aggregate of the Management Fees, it has received since the date of this Agreement and/or will in the future receive in accordance with the terms of the Framework Agreement.
4	Save as amended and/or supplemented by this Agreement, all other terms and conditions contained in the Framework Agreement, any Shipmanagement Agreements and any Supervision Agreements shall remain in full force and effect and shall not be amended.
5	Article XV (Applicable Law) and Article XVI (Arbitration) of the Framework Agreement shall apply to this Agreement.
6	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement, other than a Subsidiary.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the day and year first above written.

EXECUTED as a DEED by MR. KONSTANTINOS KONSTANTAKOPOULOS for and on behalf of COSTAMARE INC. and each Subsidiary in the presence of:	/s/ Konstantinos V. Konstantakopoulos Name: Konstantinos Konstantakopoulos Title: Chief Executive Officer
EXECUTED as a DEED by MR. DIAMANTIS MANOS for and on behalf of COSTAMARE SHIPPING COMPANY S.A. in the presence of:	/s/ Diamantis Manos Name: Diamantis Manos Title: Director